Exhibit 99.1
Newfield Exploration Offers $425 Million of Senior Subordinated Notes
FOR IMMEDIATE RELEASE
     Houston — (May 5, 2008) — Newfield Exploration Company (NYSE:NFX) today announced that it intends to commence an offering of $425 million of Senior Subordinated Notes due 2018. The Company intends to use the net proceeds from the offering for general corporate purposes, including to fund a portion of its 2008 capital program, and to repay outstanding borrowings under its credit agreement.
     This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the Senior Subordinated Notes due 2018. The offering will be made under an effective shelf registration statement. A copy of the preliminary prospectus supplement and related base prospectus may be obtained from the SEC’s website at www.sec.gov. Alternatively, the underwriters will provide copies upon request to:
J.P. Morgan Securities Inc.
270 Park Avenue, 8th Floor
New York, NY 10017
Attention: Syndicate Desk
prospectus@jpmchase.com
Morgan Stanley, Prospectus Department
180 Varick Street, 2nd Floor
New York, NY 10014
Ph: 917-606-8474
prospectus@morganstanley.com
     Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield’s domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains and the Gulf of Mexico. The Company has international operations in Malaysia and China.
     ** The statements set forth in this release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the consummation of the offering, the availability of capital resources to fund capital expenditures and the use of proceeds. Although the Company believes that the expectations reflected in this information are reasonable, this information is based upon assumptions and actual results may vary significantly from those anticipated due to many factors.
For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com